SECURITIES AND EXCHANGE COMMISSION

                                              WASHINGTON, D.C. 20549


                                                    FORM 10-SB

                                  GENERAL FORM FOR REGISTRATION OF SECURITIES OF
                                              SMALL BUSINESS ISSUERS

                                          Under Section 12(b) or 12(g) of
                                        The Securities Exchange Act of 1934



                                                 MEDITECNIC, INC.
                                     (Exact name of registrant in its charter)


                                          VIKING BROADCASTING CORPORATION
                                                   (Former Name)


         Nevada                                                   87-0430532
(State or Other Jurisdiction                   (IRS Employer Identification No.)
of Incorporation or Organization)


14 Quai du Seujet, Geneva, Switzerland                               CH-1201
(Address of principal executive offices)                          (Zip Code)


                                                  (714) 489-2400
                                (Issuer's Telephone Number, Including Area Code)

Securities to be registered under Section 12(b) of the Act:

         Title of each class                     Name of Each Exchange on which
         to be so registered                   each class is to be registered

                None                                                    None


Securities to be registered pursuant to section 12(g) of the Act:

    Common Stock, par value $.001
          (Title of Class)

Item 1.  Description of Business

Background

         Meditecnic, Inc., a Nevada corporation (the "Company"), is the successor by merger on April 18, 1998 with Viking Broadcasting Corporation, a Utah corporation incorporated on May 4, 1984 as Carrigan Gold Corporation. Viking was formed originally to sell and deal in minerals and oil and gas properties. This venture and an investment in broadcasting properties were unsuccessful.

         The  primary   activity  of  the   company  is  the   development   and
commercialization of a medical device initially proposed to be sold to the dental market place (the "Device"). The Device induces a cavitation in a liquid chemical substance. When employed in the dental pulp cavity (such as in the case of performing a root canal) the Device serves to clear, sterilize and seal the cavity and prepare it for filling. The Device also has applications under investigation in the endoscopic and opthalmic fields.

         The Company has agreed to acquire the Device's license rights acquired from Meditecnic, S.A.
("Meditecnic").  The executive offices of the Company are located at 14 Quai du
 Seujet, Geneva, Switzerland CH
1201.  Its U.S. telephone number is (714) 489-2400.

The Device

         The Device as currently designed consists of a desktop machine, including (a) a pump and a sealed fluid tank to induce cavitation in a fluid at specific frequencies (b) meters and control valves, (c) a delivery system consisting of a treatment nozzle with a hollow needle to bring the fluid to the treatment area, and (d) a drying nozzle. A working prototype and a bill of materials have already been developed. All parts for the Device are currently available off the shelf from multiple suppliers. The Device is powered by alternating electric current. The cavitation process consists in reducing pressure of a liquid in a water tank and then modulating the pressure at predetermined resonant frequencies, between atmospheric pressure and vapor tension (one tenth to one fifth atmospheres). Cavitation causes an implosion in the resultant steam bubbles, which sterilizes and removes loose or decayed materials. Saline solution or special treatment fluids can be employed. Meditecnic has also conducted preliminary testing of the Device for use in opthomology and endoscopy. Based on the results of such tests, the Company believes that commercial applications exist in these fields, but no development plans have been formalized.

Joint Development Agreement

         On August 1, 1994, Meditec S.A., the developer of the Device and then owner of the patents, entered into a Joint Development Agreement with Kerr Corporation ("Kerr"). Kerr is a subsidiary of Sybron Corporation. Kerr develops, manufactures, and markets a broad range of consumable dental products, including restorative materials (which include amalgam alloys, composites, cavity liners and ancillary products), curing lights, impression materials, endodontic instruments and materials, dental burs, preventive products, laboratory products, industrial jewelry products, and infection control products. Kerr's sales are made primarily through dental distributors serviced by approximately 92 sales representatives worldwide.

         On October 23 and November 19, 1996, Meditec SA sold all its patent rights to Meditecnic S.r.l.

         Kerr, Meditec S.A. and Meditecnic S.r.l. amended the Joint Development agreement in February 1997 to assign all of Meditec's rights to Meditecnic S.r.l., to assign Kerr's rights to Sybron Dental Specialists, Inc., an affiliate of Kerr ("Sybron") and to give to Kerr the rights to obtain an exclusive license to manufacture and sell the products licensed under a license agreement. On February 19, 1997, Meditecnic S.r.l. and Sybron entered into a License Agreement, pursuant to which Sybron was granted the worldwide exclusive right to manufacture and sell Licensed Products under the License Agreement. On January 14, 1998, Meditecnic S.r.l. sold all of the patents and assigned the Sybron agreement to Meditecnic.

         The Company intends to acquire all of the patent rights of Meditecnic and Meditec and all of the rights of the Sybron agreement for 925,000 swiss francs (approximately US$637,000). To date no sales of Licensed Products have occurred. Sybron has informed the Company that sales are expected to commence in June 1998 and based on this information the Company believes that royalties would commence to be received by the Company by December 1998, although there can be no assurance as to when any royalties would be received.

Dentistry

      There are approximately 152,000 dentists in active practice in the United States, and an additional 400,000 dentists in Europe and the developed countries of the world. According to U.S. government studies, as a result of fluoridation of water and toothpaste and improved dental care, the incidence of dental cavities decreased by 50% from 1960 to 1980. However, industry analysts believe that, as the U.S. population grows and ages and more natural teeth are retained, the demand for dental services will increase.

         The practice of dentistry includes preventative restoration dentistry, as well as subspecialties including endodontics (root canal procedures), periodontics (treatment of gum disease), prosthodontics (replacement of teeth), oral surgery and orthodontics. The Device has applications for periodontics and endodontics in removing plaque and diseased tissue and to clean and sterilize tissue for further treatment.

         Plaque is a sticky, colorless film of bacteria that forms on teeth. If not removed regularly, it can cause cavities or gum (periodontal) disease. Most adults have periodontal disease, which can exist without symptoms for years. When plaque is allowed to build up in the crevice between tooth and gum, it eventually separates the gum from the tooth root. As the gum pulls away, the bone underneath deteriorates. The resulting periodontitis causes tooth loss in 70% of all adults, according to the American Academy of Periodontology.

         When plaque hardens, it becomes tartar, a rough, porous material that can be removed only by professional cleaning. Although tartar itself is not believed to cause periodontal disease, the presence of tartar makes plaque harder to remove.

         Root canals are often necessary when decay has penetrated to the pulp of the tooth (the tissue in the center of the tooth containing nerves and blood vessels) and causes infection. The inflammation, in turn, causes swelling, which strangles the pulp by cutting off the blood supply, thus killing the tissue. Since a dead nerve usually becomes abscessed, spreading infection to nerves in outer coverings or roots, the removal of the nerve (a root canal) is the only way to prevent serious side effects (swelling, pain, etc.) and save the tooth.

         Conventional treatment of root canals typically requires three appointments with the dentist, during which the dentist, working through an opening in the tooth's crown, sterilizes and packs the pulp chamber and root canals with molded fillings. If a tooth is badly infected, the tooth may be left open for a day to drain. Time between appointments can range from a day to two to three weeks, depending on scheduling and the severity of problems. Root canals typically cost $200 to $850 per tooth (depending on the number of canals in the tooth) for the procedure itself, plus x-rays and other costs, according to recent dental surveys, but are less expensive than tooth removal and replacement. Clinical studies suggest that 25% of conventional root canals become re-infected within 6 to 24 months of the root-canal procedure, resulting in having to reopen or remove the tooth.

Competition

         The medical and dental marketplace is currently extremely competitive. The Device will compete with similar cavitation-based designs, traditional dental methods, dental lasers and kinetic devices. A number of the Company's competitors have substantially greater financial resources and engineering, development, manufacturing and marketing capabilities.

Government Regulation

         The Company's products will be subject to significant government regulation in the United States and other countries. To clinically test, manufacture and market products for human diagnostic and therapeutic use, the Company must comply with mandatory regulations and safety standards established by the FDA and comparable state and foreign regulatory agencies. Typically, products must meet regulatory standards as safe and effective for their intended use prior to being marketed for human applications. The clearance process is expensive and time consuming, and no assurance can be given that any agency will grant clearance for the sale of the Company's products for routine clinical applications, or that the length of time the process will require will not be extensive.

         There are two principal methods by which FDA regulated devices may be marketed in the United States. One method is under Section 510(k) of the Food, Drug and Cosmetics Act where applicants must demonstrate that the device for which clearance is sought is substantially equivalent to a device marketed in interstate commerce prior to May 28, 1976. The FDA's stated intention is to review 510(k)s as quickly as possible, generally within 90 days; however, the complexity of a submission or a requirement for additional information will typically extend the review period beyond 90 days. Domestic marketing of the product must be deferred until written clearance is received from the FDA. In some instances, an Investigational Device Exemption ("IDE") is required for clinical trials for a 510(k) notification.

         Pursuant to its Joint Development Agreement with Kerr Corporation, Meditec S.A. and Meditecnic s.r.l has agreed that Kerr will submit a 510(k) application with the FDA within eight weeks of completion of a primate and human teeth study presently being conducted. The Company understands that a 510(k) applications is being prepared by Sybron.

         The alternative method by which the FDA will allow regulated devices into commercial distribution in the United States is under a Pre-Market Approval ("PMA"). A PMA application is required for a Class III medical device that does not qualify for consideration under Section 510(k). The review period for a PMA application is fixed at 180 days, but the FDA typically takes much longer to complete its review.

         The FDA typically requires clinical testing to determine safety and efficacy of the Company's laser systems for hard tissue applications. To conduct human clinical testing, typically the FDA must approve an Investigational Device Exemption ("IDE").

         The FDA also imposes various requirements on manufacturers and sellers of products it regulates under its jurisdiction, such as labeling, manufacturing practices, record keeping and reporting. The FDA also may require post-marketing practices, record keeping and reporting requirements. There can be no assurance that the appropriate approvals from the FDA will be granted, that the process to obtain such approvals will not be expensive or lengthy, or that the Company will have sufficient funds to pursue such approvals. The failure to receive requisite approvals for the Company's products or processes, when and if developed, or significant delays in obtaining such approvals, would prevent the Company from commercializing its products as anticipated and could have a materially adverse effect on the business of the Company.

         Foreign sales of the Device will be are subject to the regulatory requirements of the recipient country or, if applicable, the harmonized standards of the European Community. These vary widely among the countries and may include technical approvals, such as electrical safety, as well as the demonstration of clinical efficacy. The Medical Device Directive is the latest standard of medical device safety and performance which has been adopted by the fourteen member states of the European Community and requires that all medical device products be compliant by June, 1998 to continue marketing within the member states.

         The FDA and other governmental agencies, both in the United States and in foreign countries, may adopt additional rules and regulations that may affect the Company's ability to develop and market its products. There can be no assurances that the Company's existing products will meet any future legislative acts or requirements.

Item 2.  Management's Discussion and Analysis or Plan of Operation

         The Company has had limited operations to date other than the acquisition of the patents and license rights. In March 1998 the Company raised $100,000 in an offering of common stock. The Company anticipates that it will require approximately $1,100,000 over the next twelve months to carry out its business plan. These amounts are expected to be incurred for acquisition of the patents and license rights ($633,000) research and development ($400,000) and the remainder on general and administrative expenses, and are expected to be realized from the exercise of outstanding options to purchase 2,000,000 shares at $2.00 per share.

Item 3.  Description of Property

         The Company has obtained in March 1998 the use of a limited amount of office space at 14 Quai du Seujet, Geneva, Switzerland, at nominal cost. The Company is seeking to locate additional office and research space in the near future. The Company pays its own charges for long distance telephone calls and other miscellaneous secretarial, photocopying and similar expenses.

Item 4.  Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth information relating to the beneficial ownership of Company common stock by those persons beneficially holding more than 5% of the Company capital stock, by the Company's directors and executive officers, and by all of the Company's directors and executive officers as a group. The address of each person is care of the Company.

                                                                                   Percentage
               Name of                           Number of                       of Outstanding
             Stockholder                      Shares Owned(1)                     Common Stock

Pierre Chamay                                            --                                 --

Finn Robert-Tissot                                       --                                 --

Marina Zuliani                                      600,000                                10%
Calle Martinengo 5974/B
30122 Venezia
Italia

Andrea Leardini                                     600,000                                10%
Calle Martinengo 5974/B
30122 Venezia
Italia

Societe Financiere du Seujet Limited                600,000                                10%
ICC House 17
Dame Street
Dublin 2
Ireland

(2)                                               1,600,000                              22.8%
Operadora Financiera de Inversiones y Commercio S.A.
Via Espana y Calle Combia
Panama

Sangate Enterprises, Inc.                           600,000                                10%
Road Town-Pasea Estate
P.O. Box 3149
Tortola
British Virgin Islands

Laly Limited Group, Inc.(2)                       1,600,000                              22.8%
McW. Todman & Co.
Barristers & Solicitors
2nd Floor
116 Main Street P.O. Box 3342
Road Town, Tortola
British Virgin Islands

                                                         5





Orazio Pizzardi                                     600,000                                10%
Via Milavio
10100 Settino Tormese, Italy

Maurice Tolub                                       600,000                                10%
8, Dugit Street, Cluster 6
Cessarea, Israel

Colette Nouvel Rousselot                            600,000                                10%
7 Avenue de Verzy
F-75017, Paris

Herve Rousselot                                     600,000                                10%
7 Avenue de Verzy
F-75017, Paris

All officers and
directors as a group
(2 persons) --                                           --

(1) Unless otherwise noted below, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. For purposes hereof, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options or the conversion of convertible securities. Each beneficial owner's percentage ownership is determined by assuming that any such warrants, options or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof, have been exercised.
(2) Does not include 500 shares of Series A Preferred Stock, which give this holder together with the other holder of 500 shares, the right to elect two-thirds of the Company's board of directors, but includes 1,000,000 shares issuable upon exercise of an option at $2.00 per share held by each of these persons.

Item 5.   Directors, Executive Officers, Promoters and Control Persons

          The members of the Board of Directors of the Company serve until the next annual meeting of stockholders, or until their successors have been elected. The officers serve at the pleasure of the Board of Directors. Information as to the directors and executive officers of the Company is as follows:

Name                              Age         Position

Pierre Chamay                     64          President and Director

Finn Robert-Tissot                59          Secretary/Treasurer and Director

          Mr. Chamay has been an independent business consultant since 1995. From 1987 to 1995 he owned and was an officer of several businesses in Lausanne, including Monchoisi, S.A., Centre Technique S.A., Monsa, S.A.
and La Sallaz. Since 1952 he has held executive positions or founded several businesses. He graduated from the College Calvin in Geneva and the University of Geneva with a degree in economics.

          Dr. Robert-Tissot has been a dental practitioner specializing in implantology in Neuchatel, Switzerland since 1965. In addition to his degree in dentistry, he received a doctorate in medicine from Oxford University in 1982. Mr. Robert-Tissot has participated extensively in professional associations.

Item 6.   Executive Compensation

          No compensation is paid or anticipated to be paid by the Company until the receipt of license revenues.

          Directors currently receive no compensation for their duties as directors.

Item 7.   Certain Relationships and Related Transactions

          In fiscal 1997, the Company issued 14,500 shares to two persons for services rendered at a price of $1.00 per share. One of the persons who received 14,000 shares was then an officer and director. The shares were issued with a restrictive legend. The Company believes this transaction is exempt under
Section 4(2) of the Securities Act of 1933 as a transaction not involving a public offering.

          On March 18, 1998, the Company issued 6,000,000 Shares of Common Stock for $100,000 to ten persons, 1,000 shares of Series A preferred stock to two purchasers in the common stock offering, and issued options to purchase 1,000,000 shares of common stock at a price of $2.00 per share to each of the holders of the Series A Preferred Stock. The issuance of the common and preferred stock was made under Rule 504. A Form D was filed with the Securities and Exchange Commission on March 18, 1998. The options were issued under Regulation S to a non-U.S. purchaser.

          The Company formed a wholly owned subsidiary, Meditecnic, Inc., under the laws of the state of Nevada in March 1998. The majority shareholders of the Company have agreed by consent action to reincorporate the Company in Nevada by merging the Company with and into Meditecnic Inc., such action to be formally effectuated on April 18, 1998. In connection with the merger each ten shares of the Utah Corporation will be exchanged for one new share of the Nevada corporation. All information in this Registration Statement gives effect to a 1-for 100 reverse stock split effected in March 1998 and to the merger as if it already had occurred.

Item 8.   Description of Securities

Common Stock

          The Company's Articles of Incorporation authorizes the issuance of 50,000,000 shares of common stock, $.001 par value per share, of which 6,027,588 shares were outstanding as of March 25, 1998. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock have no cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase the Company's common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All of the outstanding shares of common stock are fully paid and non-assessable.

          The Company's shareholders have approved a reincorporation in Nevada and the authorization and issuance of preferred stock. See "Preferred Stock" and
Item 7 - "Certain Relationships and Related Transactions".

          The transfer agent for the Common Stock is Fidelity Transfer Company, 1800 South West Temple, Suite 301, Salt Lake City, UT 84115.

Preferred Stock

          Upon consummation of the proposed reincorporation in Nevada, the Company's Articles of Incorporation will authorize the issuance of 1,000,000 shares of preferred stock, $.001 par value, of which 1,000 shares of Series A preferred stock will be issued and outstanding. The holders of Series A voting stock have the right to elect two-thirds of the Board of Directors, and have a preferential right on liquidation of the Corporation to receive $5.00 per share prior to any distribution to common shareholders. The Company currently has no plans to issue any additional shares of preferred stock. The Company's Board of Directors has authority, without action by the shareholders, to issue all or any portion of the authorized but unissued preferred stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series. The preferred stock, if and when issued, may carry rights superior to those of Common Stock, however, no preferred stock may be issued with rights equal or senior to the preferred stock without the consent of a majority of the holders of preferred stock.

          The Company considers it desirable to have preferred stock available to provide increased flexibility in structuring possible future acquisitions and financings and in meeting corporate needs which may arise. If opportunities arise that would make desirable the issuance of preferred stock through either public offering or private placements, the provisions for preferred stock in the Company's Articles of Incorporation would avoid the possible delay and expense of a shareholder's meeting, except as may be required by law or regulatory authorities. Issuance of the preferred stock could result, however, in a series of securities outstanding that will have certain preferences with respect to dividends and liquidation over the Common Stock which would result in dilution of the income per share and net book value of the Common Stock. Issuance of additional Common Stock pursuant to any conversion right which may be attached to the terms of any series of preferred stock may also result in dilution of the net income per share and the net book value of the Common Stock. The specific terms of any series of preferred stock will depend primarily on market conditions, terms of a proposed acquisition or financing, and other factors existing at the time of issuance. Therefore, it is not possible at this time to determine in what respect a particular series of preferred stock will be superior to the Company's Common Stock or any other series of preferred stock which the Company may issue. The Board of Directors does not have any specific plan for the issuance of preferred stock at the present time and does not intend to issue any preferred stock, except on terms which it deems to be in the best interest of the Company and its shareholders.

          The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. Further, certain provisions of Nevada law could delay or make more difficult a merger, tender offer or proxy contest involving the Company. While such provisions are intended to enable the Board of Directors to maximize stockholder value, they may have the effect of discouraging takeovers which could be in the best interest of certain stockholders. There is no assurance that such provisions will not have an adverse effect on the market value of the Company's stock in the future.

Shares Eligible for Future Sale

          Of the outstanding shares of the Company, 14,000 shares are subject to resale restrictions and, unless registered under the Securities Act of 1933 (the "Act") or exempted under another provision of the Act, will be ineligible for sale in the public market. Sales may be made after one year from their acquisition based upon Rule 144.

          In general, under Rule 144 as currently in effect a person (or persons whose shares are aggregated) who has beneficially owned shares privately acquired or indirectly from the Company or from an Affiliate, for at least one year, or who is an Affiliate, is entitled to sell within any three-month period a number of such shares that does not exceed the greater of 1% of the then outstanding shares of the Company's Common Stock (approximately 60,000 shares) or the average weekly trading volume in the Company's Common Stock during the four calendar weeks immediately preceding such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate at any time during the 90 days preceding a sale, and who has beneficially owned shares for at least three years, is entitled to sell all such shares under Rule 144 without regard to the volume limitations, current public information requirements, manner of sale provisions, or notice requirements.

          Sales of substantial amounts of the Common Stock of the Company in the public market could adversely affect prevailing market prices.

                                                      PART II


Item 1. Market Price of and Dividends on the Registrant's Common Equity and Other Shareholder Matters.

         (a)      Market Information

         The Company's Common Stock has been listed on the NASD OTC Electronic Bulletin Board sponsored by the National Association of Securities Dealers, Inc. under the symbol "VKBR" since November 27, 1997. There has been no trading of the Common Stock.

         (b)      Holders

                  As of March 24, 1998, there were approximately 106 holders of Company common stock and two holders of Series A preferred stock.

         (c)      Dividends

                  The Company has not paid any dividends on its common stock. The Company currently intends to retain any earnings for use in its business, and therefore does not anticipate paying cash dividends in the foreseeable future.

Item 2.  Legal Proceedings

         Not applicable.

Item 3. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

          Not applicable.

Item 4.   Recent Sales of Unregistered Securities

          See Part I, Item 7, "Certain Transactions".

Item 5.  Indemnification of Directors and Officers

          The Company has adopted provisions in its articles of incorporation and bylaws that limit the liability of its directors and provide for indemnification of its directors and officers to the full extent permitted under the Nevada General Corporation Law. Under the Company's Articles of Incorporation, and as permitted under the Nevada General Corporation Law, directors are not liable to the Company or its stockholders for monetary damages arising from a breach of their fiduciary duty of care as directors. Such provisions do not, however, relieve liability for breach of a director's duty of loyalty to the Company or its stockholders, liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, liability for transactions in which the director derived as improper personal benefit or liability for the payment of a dividend in violation of Nevada law. Further, the provisions do not relieve a director's liability for violation of, or otherwise relieve the Company or its directors from the necessity of complying with, federal or state securities laws or affect the availability of equitable remedies such as injunctive relief or recision.

          At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that may result in a claim for indemnification by any director or officer.

                                                     PART F/S


          The following financial statements are included herein:

          Independent Auditor's Report
         Balance Sheets at April 30, 1997, 1996 and January 31, 1998 (unaudited)
          Statement of Operations for the two years ended April 30, 1997 and for the unaudited nine months ended January 31, 1998 and 1997. Statement of Stockholders' Equity
          Statement of Cash Flows for the two years ended April 30, 1997 and for the unaudited nine months ended January 31, 1998 and 1997. Notes to Financial Statements

                                                     PART III

Item 1. Index to Exhibits.

          The following exhibits required by Part III of Form 1-A are filed herewith:

    Exhibit No.            Document Description

        2.                 Charter and Bylaws

                           2.1.     Articles of Incorporation(1)
                           2.2      Articles of Merger(1)
                           2.3      Bylaws(1)

        3.                 Instruments Defining the rights of security holders

                           3.1      Option Agreement with Laly Limited(1)
                           3.2      Option Agreement with OFINCO(1)

        5.                 Voting Trust Agreement

                           Not Applicable.

        6.                 Material Contracts

                           6.1 Acquisition Agreement between the Company and
                          Meditecnic SA(1)

        7.                 Material Foreign Patents

                           Not Applicable

(1)      Filed herewith

Item 2. Description of Exhibits.

   See Item 1.

                                                    SIGNATURES


         In accordance with Section 12 of the Securities Exchange Act of 1934, the Registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated:    March 25, 1998                    VIKING BROADCASTING CORPORATION



                                            By:/s/ Pierre Chamay
                                            Pierre Chamay
                                            President

                                           INDEPENDENT AUDITORS' REPORT


To the Board of Directors
Viking Broadcasting Corporation
(a development stage company)


          We have audited the accompanying balance sheets of Viking Broadcasting Corporation (a Utah Corporation), as of April 30, 1997, and 1996, and the related statements of operations, stockholders' equity and cash flows for the years ended April 30, 1997, and 1996 and for the period from the beginning of the development stage on September 7, 1994 through April 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.
          We conducted my audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for my opinion.
          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Viking Broadcasting Corporation, as of April 30, 1997, and 1996, and the results of the operations and cash flows for the years ended April 30, 1997, and 1996, in conformity with generally accepted accounting principles.
          The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company has no operating capital and has had no operations. These factors raise substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters are also described in the Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



Orton & Company
Salt Lake City, Utah
June 25, 1997


                                          Viking Broadcasting Corporation
                                           (a Development Stage Company)
                                                  Balance Sheets


                                                      ASSETS

                                                January 31,                 April 30,                 April 30,
                                                   1998                       1997                      1996

Current Assets
    Prepaid expenses (Note 1)                  $         --              $        2,000             $           --
       Total Current Assets                              --                       2,000                         --

    Other Assets (Note 2)                                                            --                         --

Total                                          $         --              $        2,000             $           --

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
    Accounts payable and
     accrued expenses                          $         --              $        3,839             $        5,339
    Taxes payable (Note 5)                               --                         100                      1,106
                                                         --                       3,939                      6,445

Stockholders' Equity
    Common Stock, 50,000,000
     shares authorized
     27,588,433, 27,588,433 and
     13,088,433 shares issued and
     outstanding                               $     27,589              $       27,589             $       13,089
    Additional paid in capital
     (Note 3)                                      (29,528)                    (29,528)                  1,160,565
    Retained deficit (accumulated
     during the development stage)
     (total deficit eliminated
     $1,190,093)(Note 3)                            (1,939)                          --                (1,180,099)
    Total Stockholders' Equity                           --                     (1,939)                    (6,445)

Total                                          $         --              $        2,000             $           --


                See Accountant's Report and Notes to Financial Statements




                                                    Viking Broadcasting Corporation
                                                    (a Development Stage Company)
                                                      Statements of Operations
                                                        For the Periods Ended

                                                                                                                      September 7,
                                                      Nine Months     Nine Months                                    1994 (beginning
                                                         Ended           Ended                                       of Development
                                                      January 31,     January 31,               April 30,              Stage) to

                                                                                                                         January
                                                         1998            1997             1997            1996           31, 1998



Revenue                                             $           --   $          --   $           --  $           --   $          --

Expenses
  General and administrative                                 1,939           9,894            9,894              --          11,833



Net loss from operations                            $      (1,939)   $     (9,894)   $      (9,894)  $           --   $    (11,833)

Taxes                                                           --             100              100             100             300



Net loss                                            $      (1,939)   $     (9,994)   $      (9,994)  $        (100)   $    (12,133)



Net loss per share                                  $           --   $          --   $           --  $           --   $          --



Average shares outstanding                             27,588, 433               ?       13,088,433      13,088,433      13,088,433


























                    See Accountants' Report and Notes to Financial Statements



                                                   Viking Broadcasting Corporation
                                                    (a Development Stage Company)
                                                        Statements Cash Flows
                                                        For the Periods Ended


                                                                                                                      September 7,
                                                                                                                     1994(beginning
                                                                                                                     of Development
                                                    January 31,      January 31,               April 30,              Stage)to Jan.
                                                                                     ------------------------------
                                                       1998             1997             1997             1996          31, 1998



Net Loss                                            $      (1,939)   $     (9,994)   $      (9,994)  $        (100)   $    (12,133)

Adjustments to net loss not requiring cash flow during the period:

Increase in payables                                       (3,939)             100              100             100              __
Decrease in payables                                         2,000              --               --              --              --
Expenses and payables paid by
  stock issuance (Note 6)                                       --           9,894            9,894              --          10,094



  Net Cash Flow From Operations                                 --              --               --              --              --

Cash Flow from Financing Activities                             --              --               --              --              --

Cash Flow from Investing Activities                             --              --               --              --              --



Net Cash Flow                                                   --              --               --              --              --

Beginning Cash                                                  --              --               --              --              --



Ending Cash                                         $           --   $          --   $           --  $           --   $          --



Supplemental Cash Flow Information:

Cash Paid for:
  Interest                                                      --              --               --              --              --
  Taxes                                             $           --   $       1,106   $        1,106  $           --   $       1,106

Stock issued for payment of
  payables and expenses (Note 6)                    $           --   $      14,500   $       14,500  $           --   $      14,500








                  See Accountants' Report and Notes to Financial Statements



                                                   Viking Broadcasting Corporation
                                                    (a Development Stage Company)
                                                 Statements of Stockholders' Equity
                                      For the Period From September 7, 1994 to January 31, 1998


                                                                                                       Additional
                                                                              Capital Stock              Paid-in         Retained


                                                                        Shares             Par           Capital         Deficit



Balance, September 7, 1994                                              13,088,433   $       13,089  $    1,160,565   $ (1,179,899)

Net loss                                                                                                                        100



Balance, April 30, 1995                                                 13,088,433   $       13,089  $    1,160,565   $ (1,179,999)

Net loss                                                                                                                        100



Balance, April 30, 1996                                                 13,088,433   $       13,089  $    1,160,565   $ (1,180,099)

Net loss                                                                                                                    (9,994)

Quasi reorganization (Note 3)                                                   --               --     (1,190,093)       1,190,093

Issuance of shares for services rendered and
  expenses paid by officers/directors at $.001
  per share (Note 6)                                                    14,500,000           14,500              --              --



Balance, April 30, 1997                                                 27,588,433   $       27,589  $     (29,528)   $          --



Net loss (unaudited)

Balance, January 31, 1998
















                    See Accountants' Report and Notes to Financial Statements

                                               Viking Broadcasting Corporation
                                                  (a Development Stage Company)
                                                  Notes to Financial Statements
                                                       April 30, 1997 and 1996

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business Organization
  The Company was incorporated under the laws of the State of Utah on May 4, 1984 under the name of Carrigan Gold Corporation. The Company's original stated purpose was to sell and deal in minerals and oil and gas properties. The name of the Corporation was changed to Viking Broadcasting Corporation on March 23, 1987.

  The Company has been involved in several unsuccessful ventures up to 1994 when it sold off its last operating entity. Since that time, the Company has had no operations and is considered a development stage company.

  Method of Accounting
  The Company recognized income and expenses according to the accrual method of accounting. Expenses are recognized when performance is substantially complete and income is recognized when earned. Earnings (loss) per share are computed based on the weighted average method. The fiscal year of the Company ends April 30 of each year. The financial statements reflect activity from the beginning of the development stage, September 7, 1994.

  Cash and Cash Equivalents
  For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments with a maturity of three months of less to be cash equivalents.

  Nonmonetary Transactions
  Nonmonetary transactions are transactions for which no cash was exchanged and for which shares of common stock were exchanged for assets of payment of expenses. These transactions are recorded at fair market value as determined by the board of directors.

  Prepaid Expenses
  Prepaid expenses at April 30, 1997 and 1996 consist of the following:

                                          1997                      1996



  Prepaid fees                     $            2,000        $               --


                                   $            2,000        $               --




NOTE 2 - OTHER ASSETS

  Prior to 1995, the Company had acquired a variety of precious gemstones (sapphire, ruby, emeralds and others) from a prior director. The Company has no records of the original cost of the stones, but current appraisals show the value at approximately $1,250. The Company is showing the asset at a $0 value.

NOTE 3 - QUASI REORGANIZATION

  Effective April 30, 1997, the Board of Directors approved a quasi reorganization to restructure its retained earnings to eliminate the deficit balance from its previous years operations. The balance was to be charged off to additional paid-in capital effective the last fiscal year end, April 30, 1997.

                                                Viking Broadcasting Corporation
                                                  (a Development Stage Company)
                                                   Notes to Financial Statements
                                                       April 30, 1997 and 1996

NOTE 4 - DEVELOPMENT STAGE ENTERPRISE

  The Company, per FASB Statement No. 7 is properly accounted for and reported as a development stage enterprise. Substantially all of the Company's efforts since its formation have been devoted to establishing its new business. No significant revenue has been earned as of the balance sheet date since the beginning of the development stage.

  Continuation of the development effort is contingent upon the Company raising sufficient capital from shareholders or other sources. It is management's intent to raise capital and find a qualified business opportunity.

NOTE 5 - INCOME TAXES

  The Company adopted Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" in the fiscal year ended April 30, 1997 and has applied the provisions of the statement on a retroactive basis for the previous fiscal years which resulted in no significant adjustment.

  Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" requires an asset and liability approach for financial accounting and reporting for income tax purposes. The statement recognizes (a) the amount of taxes payable or refundable for the current year and (b) deferred tax liabilities and assets for future tax consequences of events that have been recognized in the financial statements or tax returns.

  Deferred income taxes result from temporary differences in the recognition of accounting transactions for tax and financial reporting purposes. There were no temporary differences at April 30, 1997 and earlier years, accordingly, no deferred tax liabilities have been recognized for all years.

  The Company had cumulative net operating loss carryforwards of approximately $62,000 at April 30, 1997 and $52,000 at April 30, 1996. No effect has been shown in the financial statements for the net operating loss carryforwards as the likelihood of future tax benefit from such net operating loss carryforwards is not presently determinable. Accordingly, the potential tax benefits of the net operating loss carryforwards estimated based upon current tax rates of $21,000 at April 30, 1997 and $17,000 at April 30, 1996 have been offset by valuation reserves of the same amount. The net change in deferred tax asset and offsetting valuation reserve amounted to $4,000 for 1997 and $0 for 1996. Net operating losses begin to expire in 1999.

NOTE 6 - RELATED PARTY TRANSACTIONS

  In 1997, the Board of Directors approved the issuance of 14,500,000 shares of common stock for past and future services and for reimbursement of out of pocket expenses. The shares were issued to members of the Board that had paid the funds or had performed the services. Total value of services and out of pocket expenses was $14,500.

NOTE 7 - USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and expenses during the reporting period. In these financial statements, assets, liabilities and earnings involve reliance on management's estimates. Actual results could differ from those estimates.

NOTE 8 - UNAUDITED INTERIM FINANCIAL INFORMATION

  The interim financial statements are unaudited, but, in the opinion of the management of the Company, contain all adjustments, consisting of only normal recurring accruals, necessary to present fairly the financial position at January 31, 1997, the results of operations and cash flows for the nine months ended January 31, 1998 and January 31, 1997. The results of operations for the nine months ended January 31, 1998 are not necessarily indicative of the results of operations to be expected for the full year ending April 30, 1998.

NOTE 8 - SUBSEQUENT EVENT

  In March 1998 the Company effected a recapitalization as follows:

   A.   A 1-for-100 reverse stock split

   B. The issuance of 60,000,000 shares of common stock, options to purchase 20,000 shares are $.20 per share and rights to acquire
        Series A Preferred Stock upon authorization thereof.
   C. Reincorporation in Nevada at the value of one new share for each 10 shares of the Utah corporation.

   Concurrently the Company adopted a business plan to develop and license a device for dental use.